Exhibit 99.2

GLOBALFOUNDRIES Inc.

Consolidated Financial Statements

For the Fiscal Year Ended December 25, 2010 and

For the Period From March 2, 2009 to December 26, 2009

Prepared in accordance with generally accepted principles in the United States of America (“GAAP”)

With Report of Independent Auditors

GLOBALFOUNDRIES Inc.

Consolidated Financial Statements

For the Fiscal Year Ended December 25, 2010 and

For the Period From March 2, 2009 to December 26, 2009

Report of Independent Auditors

The Board of Directors

GLOBALFOUNDRIES Inc.

We have audited the accompanying consolidated balance sheets of GLOBALFOUNDRIES Inc. (the “Company”) as of December 25, 2010 and December 26, 2009, and the related consolidated statements of operations, comprehensive loss, cash flows and changes in total equity for the year ended December 25, 2010 and for period from March 2, 2009 to December 26, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of GLOBALFOUNDRIES Inc. at December 25, 2010 and December 26, 2009, and the consolidated results of its operations and its cash flows for the year ended December 25, 2010 and for the period from March 2, 2009 to December 26, 2009, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

Palo Alto, California

February 17, 2011

GLOBALFOUNDRIES Inc.

CONSOLIDATED BALANCE SHEETS

(in millions, except share and par value amounts)

	December 25, 2010	December 26, 2009

ASSETS
Current assets:
Cash and cash equivalents	$1,314	$904
Restricted cash	63	—
Accounts receivable, net of allowances of $4 in 2010 and $0 in 2009	353	—
Accounts receivable from affiliates, net of allowances of $0 in 2010 and 2009	207	150
Inventories	350	83
Receivables from government grants and allowances	120	104
Other current assets	208	53

Total current assets	2,615	1,294
Property, plant and equipment, net	7,333	3,045
Intangible assets, net	155	88
Other assets	221	11

Total assets	$10,324	$4,438

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$627	$130
Accounts payable to affiliates	—	3
Accrued liabilities	397	177
Current portion of long-term debt and capital lease obligations	471	305
Deferred grant income	112	99
Other current liabilities	233	22
Income taxes payable	6	4

Total current liabilities	1,846	740
Long-term debt and capital lease obligations, less current portion	1,436	379
Subordinated convertible notes	1,429	1,362
Deferred grant income	644	351
Deferred income taxes	234	197
Other noncurrent liabilities	207	46

Total liabilities	5,796	3,075

Commitments and contingencies (Note 10)

Stockholders’ equity
Class A Ordinary Shares, par value $0.01; 2 shares authorized; 2 shares issued, no shares outstanding as of December 25, 2010 and December 26, 2009	—	—
Class B Ordinary Shares, par value $0.01; 3,000,000,000 shares authorized; no shares issued and outstanding as of December 25, 2010 and December 26, 2009	—	—
Class A Preferred Shares, par value $0.01; 10,000,000 shares authorized; 1,753,453 and 1,309,140 shares issued and outstanding as of December 25, 2010 and December 26, 2009, respectively	—	—
Class B Preferred Shares, par value $0.01; 20,000,000 shares authorized; 1,490,455 and 872,760 shares issued and outstanding as of December 25, 2010 and December 26, 2009, respectively	—	—
Additional paid-in capital	2,882	1,925
Accumulated deficit	(1,221)	(562)
Accumulated other comprehensive income	5	—

Total stockholders’ equity	1,666	1,363
Noncontrolling interests	2,862	—

Total equity	4,528	1,363

Total liabilities and equity	$10,324	$4,438

The accompanying notes are an integral part of these consolidated financial statements.

GLOBALFOUNDRIES Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions)

	Fiscal Year Ended December 25, 2010	Period From March 2, 2009 to December 26, 2009

Net revenues	$3,529	$917
Cost of sales	2,709	717

Gross margin	820	200

Operating expenses:
Research and development	808	442
Selling, general and administrative	247	136
Contract termination cost	112	—

Total operating expenses	1,167	578

Loss from operations	(347)	(378)
Interest income	4	4
Interest expense	(196)	(140)
Other expense, net	(18)	(19)

Loss before benefit (provision) for income taxes and earnings in equity interests	(557)	(533)
Benefit (provision) for income taxes	31	(29)
Earnings in equity interests, net	28	—

Net loss	(498)	(562)
Less: net income attributable to noncontrolling interests	161	—

Net loss attributable to stockholders	$(659)	$(562)

The accompanying notes are an integral part of these consolidated financial statements.

GLOBALFOUNDRIES Inc.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in millions)

	Fiscal Year December 25, 2010	Period From March 2, 2009 to December 26, 2009

Net loss	$(498)	$(562)

Other comprehensive loss:
Net unrealized gains on change in cash flow hedging fair values, net of taxes	8	—
Reclassification of cash flow hedging gains into earnings, net of taxes	(2)	—
Foreign currency translation reserve of non-marketable equity investments	(1)	—

Other comprehensive income, net	5	—

Comprehensive loss, net	(493)	(562)
Less: Comprehensive income attributable to noncontrolling interests	161	—

Comprehensive loss attributable to stockholders	$(654)	$(562)

The accompanying notes are an integral part of these consolidated financial statements.

GLOBALFOUNDRIES Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Fiscal Year Ended December 25, 2010	Period From March 2, 2009 to December 26, 2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(498)	$(562)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	1,345	545
Amortization of intangible assets	39	9
Noncash interest expense	136	92
Amortization of government grants and allowances	(106)	(91)
Earnings in equity interests, net	(28)	—
Cash dividends received from non-marketable equity investments	33	—
Deferred income taxes	(43)	18
Noncash foreign exchange gains and losses	(34)	55
Other operating activities	26	(1)
Change in assets and liabilities:
Accounts receivable	(59)	—
Accounts receivable from affiliates	(52)	(120)
Inventories	(89)	(27)
Other assets	(72)	(18)
Accounts payable, accrued liabilities and other liabilities	146	23
Accounts payable to affiliates	(3)	(31)
Income taxes payable	—	(3)

Net cash provided by (used in) operating activities	741	(111)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(2,308)	(319)
Purchases of intangible assets	(49)	(52)
Cash assumed from control of variable interest entity	781	—
Other investing activities	17	1

Net cash used in investing activities	(1,559)	(370)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of shares by variable interest entity	752	—
Proceeds from issuance of convertible debt	—	1,269
Proceeds from issuance of equity instruments	930	391
Proceeds from borrowings, net of issuance costs	349	—
Repayments of debt and capital lease obligations	(1,075)	(211)
Proceeds from government grants and allowances	421	43
Redemption of convertible redeemable preference shares	(162)	—
Repayment of debt to AMD	—	(245)
Other financing activities	5	—

Net cash provided by financing activities	1,220	1,247

Effect of exchange rate changes on cash and cash equivalents	8	—

Net increase in cash and cash equivalents	410	766
Cash and cash equivalents at the beginning of the period	904	138

Cash and cash equivalents at the end of the period	$1,314	$904

The accompanying notes are an integral part of these consolidated financial statements.

GLOBALFOUNDRIES Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(in millions)

	Fiscal Year Ended December 25, 2010	Period From March 2, 2009 to December 26, 2009

Supplemental disclosure of Cash Flow Information
Interest paid (net of amounts capitalized)	$80	$60
Income tax paid (refund)	$(5)	$9

Noncash investing and financing activities
Control of variable interest entity	$1,163	$—
Purchases of property, plant and equipment not paid as of period end	$308	$—
Property, plant and equipment acquired through capital lease	$43	$36
Transfer of AMTC/BAC equity interests from AMD	$27	$—

The accompanying notes are an integral part of these consolidated financial statements.

GLOBALFOUNDRIES Inc.

CONSOLIDATED STATEMENTS OF CHANGES IN TOTAL EQUITY

(in millions, except number of shares)

	Stockholders’ Equity
	Class A and Class B Ordinary Shares		Class A Preferred Shares		Class B Preferred Shares		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total	Noncontrolling Interests	Total Equity
	Shares	Amount	Shares	Amount	Shares	Amount

As of March 2, 2009	2	$—	1,090,950	$—	700,000	$—	$1,534	$—	$—	$1,534	$—	$1,534

Issuance of shares	—	—	218,190	—	172,760	—	391	—	—	391	—	391
Cancellation	(2)	—	—	—	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	(562)	—	(562)	—	(562)

As of December 26, 2009	—	—	1,309,140	—	872,760	—	1,925	(562)	—	1,363	—	1,363

Issuance of shares	—	—	444,313	—	617,695	—	930	—	—	930	—	930
Transfer of equity interests	—	—	—	—	—	—	27	—	—	27	—	27
Net loss	—	—	—	—	—	—	—	(659)	—	(659)	161	(498)
Other comprehensive income	—	—	—	—	—	—	—	—	5	5	—	5
Control of variable interest entity	—	—	—	—	—	—	—	—	—	—	1,944	1,944
Changes in noncontrolling interests	—	—	—	—	—	—	—	—	—	—	757	757

As of December 25, 2010	—	$—	1,753,453	$—	1,490,455	$—	$2,882	$(1,221)	$5	$1,666	$2,862	$4,528

The accompanying notes are an integral part of these consolidated financial statements.

GLOBALFOUNDRIES Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND NATURE OF OPERATIONS

GLOBALFOUNDRIES Inc. (“GLOBALFOUNDRIES”) together with its subsidiaries and variable interest entities (collectively “we” or “the Company”) is one of the world’s leading dedicated semiconductor foundries providing comprehensive wafer fabrication services and technologies. Within the global semiconductor industry, GLOBALFOUNDRIES offers primarily x86 microprocessors for the commercial and consumer markets, embedded microprocessors for commercial, commercial client and consumer markets and chipsets for desktop and notebook PCs, professional workstations and servers.

Formation of GLOBALFOUNDRIES

On March 2, 2009, Advanced Micro Devices Inc. (“AMD”) and Advanced Technology Investment Company LLC (“ATIC”), a limited liability company established under the laws of the Emirate of Abu Dhabi and wholly owned by the Government of the Emirate of Abu Dhabi, and West Coast Hitech L.P., an exempted limited partnership organized under the laws of the Cayman Islands, acting through its general partner, West Coast Hitech G.P., Ltd., a corporation organized under the laws of the Cayman Islands, consummated a transaction (“the formation transaction”), pursuant to which AMD and ATIC formed a global, independent semiconductor wafer manufacturing enterprise, with GLOBALFOUNDRIES as its holding company.

Prior to March 2, 2009, GLOBALFOUNDRIES’ business was conducted by subsidiaries of AMD. Upon the consummation of the formation transaction, AMD contributed certain assets and liabilities to GLOBALFOUNDRIES, including its ownership interests in its German subsidiaries that own its manufacturing facilities in Dresden, Germany, certain intellectual property rights and ownership interests of certain other subsidiaries, certain manufacturing assets, real property, tangible personnel property, employees, inventories, books and records, a portion of AMD’s patent portfolio, intellectual property and technology, rights under certain material contracts, and authorizations necessary for GLOBALFOUNDRIES to carry on its business. In addition, GLOBALFOUNDRIES assumed approximately $1.2 billion in AMD debt, as well as other liabilities. In turn, ATIC contributed $2.1 billion of cash to acquire its interest in GLOBALFOUNDRIES, $1.4 billion of which is invested directly in GLOBALFOUNDRIES, with the remainder paid to AMD to purchase an additional interest in GLOBALFOUNDRIES.

GLOBALFOUNDRIES issued AMD one Class A Ordinary Share, 1,090,950 Class A Preferred Shares, and 700,000 Class B Preferred Shares, and issued ATIC one Class A Ordinary Share, 218,190 Class A Preferred Shares, 172,760 Class B Preferred Shares, $201,810,000 aggregate principal amount of Subordinated Class A Convertible Notes convertible into 201,810 Class A Preferred Shares, and $807,240,000 aggregate principal amount of Subordinated Class B Convertible Notes convertible into 807,240 Class B Preferred Shares, collectively, the Convertible Notes. As discussed above, ATIC also transferred $700 million of cash to AMD in exchange for the transfer by AMD of 700,000 GLOBALFOUNDRIES Class B Preferred Shares.

Following the consummation of the Master Transaction Agreement, 50% of the voting rights in GLOBALFOUNDRIES was held by AMD and 50% by ATIC without consideration of any conversion rights, and 34% by AMD and 66% by ATIC on a fully converted to ordinary shares basis. AMD and ATIC were each entitled to elect four out of eight members of the Board of Directors of GLOBALFOUNDRIES.

The rights of AMD and ATIC to appoint members of the Board of Directors of GLOBALFOUNDRIES were changed effective November 11, 2009 in line with their share of voting rights due to the Reconciliation Event. The Reconciliation Event was defined as the earlier of (i) such time when AMD has secured for GLOBALFOUNDRIES the right to make unlimited volumes of products, including microprocessors, for AMD and its subsidiaries, regardless of whether GLOBALFOUNDRIES is a “Subsidiary” or “Affiliate” of AMD for purposes of the Intel Patent Cross License Agreement, or (ii) such

GLOBALFOUNDRIES Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

time when GLOBALFOUNDRIES’ Board determines that GLOBALFOUNDRIES no longer needs to be a “Subsidiary” of AMD as defined in the Intel Patent Cross License Agreement. On November 11, 2009, upon the settlement of AMD litigation with Intel and the execution of a patent cross-license agreement between AMD and Intel, a Reconciliation Event was deemed to have occurred. Following the Reconciliation Event, the note holder has the option to convert, in whole or in part, the Subordinated Class A Convertible Notes into Class A Preferred Shares and the Subordinated Class B Convertible Notes into Class B Preferred Shares at the conversion ratio in effect at the time of conversion.

Acquisition of Chartered Semiconductor Manufacturing Ltd. by ATIC

On December 18, 2009, ATIC International Investment Company LLC (“ATIC International”) acquired Chartered Semiconductor Manufacturing Ltd. (“Chartered”), a company which was based in Singapore and was listed in the NASDAQ Global Select Market and the Singapore Exchange Securities Trading Limited. On December 28, 2009, ATIC International, GLOBALFOUNDRIES and Chartered entered into a Management and Operating Agreement (“MOA”) pursuant to which the management and operations of Chartered were entrusted to GLOBALFOUNDRIES such that GLOBALFOUNDRIES has exclusive rights to manage all aspects of Chartered’s wafer fabrication operations. Under the MOA, GLOBALFOUNDRIES’ management team has decision-making responsibilities for both GLOBALFOUNDRIES and Chartered. The entities are managed as a consolidated operation with all products branded as GLOBALFOUNDRIES as well as the objective of leveraging each entity’s capabilities and eliminating duplicative activities. Pursuant to the provisions of the MOA, costs, revenues and production attributable to the consolidated operations are also allocated. Chartered was subsequently renamed GLOBALFOUNDRIES Singapore Pte. Ltd. (“GFS”).

The financial statements of GFS and its subsidiaries as of and for the fiscal year ended December 31, 2010 have been included in these consolidated financial statements since GLOBALFOUNDRIES is deemed to have control over the financial and operating policies of GFS such as to derive benefits from its activities.

Basis of Presentation

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

The consolidated financial statements reflect the accounts of GLOBALFOUNDRIES and those of our subsidiaries and our variable interest entities (“VIEs’), which mainly include GFS and its subsidiaries. Upon consolidation, all significant intercompany accounts and transactions are eliminated, and amounts pertaining to the noncontrolling ownership interests held by third parties are reported as noncontrolling interests.

Fiscal Year

We use a 52 to 53-week fiscal year ending on the last Saturday in December. The fiscal year 2010 contained 52 weeks and ended on December 25, 2010. The fiscal period 2009 was for a period that began on March 2, 2009 and ended on December 26, 2009.

GFS and its subsidiaries reported their 2010 financial results using the calendar year ended December 31, 2010. The financial results of GFS and its subsidiaries have been consolidated with our results for all of fiscal year 2010. The use of different fiscal periods did not have a material impact on our consolidated financial statements.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

GLOBALFOUNDRIES Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of commitments and contingencies at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates, and such differences may be material to the consolidated financial statements.

Foreign Currency

The functional currency of GLOBALFOUNDRIES, our subsidiaries and our VIEs is the United States (“U.S.”) dollar. The U.S. dollar is also our reporting currency. Assets and liabilities denominated in currencies other than the U.S. dollar have been remeasured into the functional currency at the functional currency rate of exchange at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are remeasured at the functional currency rate of exchange at the balance sheet date, except for those cost of sales and expense transactions related to nonmonetary balance sheet amounts, which have been remeasured at historical exchange rates. The gains or losses from foreign currency remeasurement have been included in the consolidated statement of operations.

Fair Value Measurements

Financial instruments are categorized in a fair value hierarchy that prioritizes the information used to develop assumptions for measuring fair value and expands disclosures about fair value measurements. Inputs used in the measurement of fair value are categorized by the fair value hierarchy, Level 1 through Level 3, the highest priority being given to Level 1 and the lowest priority to Level 3. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability. Unobservable inputs shall be used to measure fair value to the extent that observable inputs are not available.

Cash and Cash Equivalents

Cash and cash equivalents consist of financial instruments that are readily convertible into cash and have original maturities of three months or less at the time of purchase.

Concentrations of Credit Risks

Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash and cash equivalents, investments, derivative financial instruments and accounts receivable. Cash and cash equivalents held with financial institutions may exceed the Federal Deposit Insurance Corporation insurance limits or similar limits in foreign jurisdictions. We have not experienced any losses on our deposits of cash and cash equivalents. We mitigate default risk in our investment portfolio by investing in only the highest credit quality securities. We invest in time deposits and certificates of deposit from banks having combined capital of not less than $500 million. At the time an investment is made, all investments have a short term rating of A1+, P1 or better and a long term rating of AA-, Aa3 or better. We are exposed to credit loss in the event of nonperformance by counterparties on the foreign exchange contracts used in hedging activities. These counterparties are large international financial institutions and, to date, no such counterparty has failed to meet its financial obligations under such contracts. Concentrations of credit risk with respect to trade accounts receivable are mitigated by performing ongoing credit evaluations of our customers and generally we do not require collateral from our customers. We maintain an allowance for doubtful accounts based upon the expected collectability of all accounts receivable. Accounts receivable from AMD totaled 37% and 100% of the accounts receivable balance as of December 25, 2010 and December 26, 2009, respectively. We also have one other single customer that represented more than 10% of the total accounts receivable amount as of December 25, 2010.

GLOBALFOUNDRIES Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Derivative Financial Instruments

We use derivative financial instruments, including forward currency contracts, to mitigate the risks associated with changes in foreign currency exchange rates. We do not use derivative financial instruments for trading or speculative purposes. Derivative financial instruments are initially recognized at fair value on the date on which a derivative contract is entered into and are subsequently remeasured at fair value. Derivatives are carried as financial assets when the fair value is positive and as financial liabilities when the fair value is negative.

In applying our strategy, from time to time, we use foreign currency forward contracts to hedge certain forecasted expenses denominated in foreign currencies, primarily the Euro. We designate these contracts as cash flow hedges of forecasted expenses and evaluate hedge effectiveness prospectively and retrospectively. As such, the effective portion of the gain or loss on these contracts is reported as a component of other comprehensive income (loss) and reclassified to the consolidated statement of operations in the same line item as the associated forecasted transaction and in the same period during which the hedged transaction affects earnings. Any ineffective portion is immediately recorded in the consolidated statement of operations.

Inventories

Inventories are stated at standard cost adjusted to approximate the lower of actual cost (weighted-average basis) or market (net realizable value). The valuation of inventory requires us to estimate obsolete or excess inventory as well as inventory that is not of saleable quality. To determine the net realizable value of our inventory, we routinely review our inventories for their saleable quality and for indications of obsolescence to determine if inventory carrying values are higher than market value.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, net of accumulated depreciation. Major improvements that extend the life of an asset are capitalized, while repairs and maintenance are expensed as incurred. Costs incurred for internally developed software during the application development stage are capitalized. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets for financial reporting purposes. Depreciation is based on the following useful lives:

Land	Not subject to depreciation
Buildings and buildings improvement	Up to 26 years
Leasehold improvements and other assets subject to lease	Lesser of estimated useful lives or lease terms
Machinery and equipment	Two to eight years

When assets are retired or otherwise disposed of, the assets and related accumulated depreciation are removed from the accounts. Gains or losses resulting from retirements or disposals are included in consolidated statement of operations.

We capitalize interest with respect to major assets under installation and construction until such assets are ready for use. Interest capitalized is based on the average cost of pooled borrowings related to purchases of property, plant and equipment.

Intangible Assets, net

Technology licenses and similar rights are stated at cost and amortized on a straight-line basis over the expected life or contractual term of the asset. The amortization periods applied are between one and seven years.

Intangible assets assumed through control of GFS, which include customer relationships and manufacturing and process technology, are recorded at estimated fair values upon control of GFS and amortized on a straight-line basis over their estimated lives of between two and nine years.

GLOBALFOUNDRIES Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Impairment of Long-Lived Assets

For long-lived assets, including intangible assets, we evaluate whether impairment losses have occurred when events and circumstances indicate that the carrying amount of these assets might not be recoverable. We assess recoverability by determining whether the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. If less, the impairment losses are based on the excess of the carrying amounts of these assets over their respective fair values. Their fair values would then become the new cost basis. Fair value is determined by discounted future cash flow modeling, appraisals or other methods.

For long-lived assets held for sale, impairment losses are measured as the excess of the carrying amounts of the assets over their fair value less costs to sell. For long-lived assets to be disposed of other than by sale, impairment losses are measured as their carrying amounts less salvage value, if any, at the time the assets cease to be used.

Non-Marketable Equity Investments

Our non-marketable equity investments are included as long-term in other assets. We account for non-marketable equity investments for which we have the ability to exercise significant influence, but not control, over the investee as equity method investments. Gains (losses) on equity method investments, net may be recorded with up to a one-quarter lag. See Note 7 for further discussion of investees.

Asset Retirement Obligations

We record asset retirement obligations in the period in which they are incurred at their estimated fair value. Asset retirement obligations consist of the present value of the estimated costs of dismantlement, removal, site reclamation and similar activities associated with our facilities built on land held under long-term operating leases. The asset retirement obligations are recorded as a liability at the estimated present value as of the asset’s inception discounted using a credit-adjusted risk-free rate. We do not provide for a market risk premium associated with asset retirement obligations because a reliable estimate cannot be determined.

After initial recognition, the liability is increased for the passage of time, with the increase being reflected as accretion expense in the line item “Selling, general and administrative” operating expenses in the consolidated statements of operations. The associated asset retirement costs are capitalized as part of the carrying amount of the underlying asset and depreciated over the estimated useful life of the asset. Subsequent adjustments in the estimated amounts, timing and probability of the estimated future costs are recognized as an increase or decrease in the carrying amount of the liability. The related asset retirement cost is capitalized as part of the carrying amount of the related long-lived asset on a prospective basis. If the decrease in the liability exceeds the remaining carrying amount of the related asset retirement costs, the excess is recognized as a credit in the line item “Selling, general and administrative” operating expenses in the consolidated statements of operations.

Revenue Recognition

We derive our revenue primarily from fabricating semiconductor wafers, providing associated subcontracted assembly and test services and pre-fabricating services such as masks generation and engineering services. We recognize revenue from products sold directly to customers when persuasive evidence of an arrangement exists, the price is fixed or determinable, delivery has occurred, and collectability is reasonably assured. Estimates of product returns, allowances, and future price reductions, based on actual historical experience and other known or anticipated trends and factors, are recorded at the time revenue is recognized. Revenue from services provided to customers is recognized in the period in which the service is provided.

GLOBALFOUNDRIES Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Product Warranties

We warrant that products will meet the stated functionality as agreed to in each sales arrangement. We provide for the estimated warranty costs under these guarantees based upon historical experience and management’s estimate of the level of future claims, and accrue for specific items at the time their existence is known and the amounts are estimable. Expenses for warranty costs were not significant in any of the periods presented.

Government Grants and Allowances

We have received investment grants and allowances from the Federal Republic of Germany, the State of Saxony, various agencies of the Government of Singapore and the Empire State Development Corporation in New York. These grants are primarily in connection with construction and operation of our wafer manufacturing facilities, employment and research and development. Investment grants are generally subject to forfeiture in declining amounts over the life of the agreement, if we do not meet conditions specified in the relevant subsidy grant documents. Investment allowances are fully repayable if the binding period of investment or other conditions specified in the Investment Allowance Act are not met. We record investment grants as a receivable when there is reasonable assurance that the conditions attached to the grants will be complied with.

Capital grants for the acquisition of plant, property and equipment are recognized in our consolidated statements of operations over the useful life of the related capital asset. Employment grants, which relate to employee hiring and training, as well as research and development grants are recognized in our consolidated statements of operations in the period in which the related expenditures are incurred by us.

Stock-Based Compensation

We account for grants of stock appreciation rights (“SARs”) to employees and directors in accordance with applicable accounting guidance for stock-based compensation. The applicable accounting guidance requires that stock-based compensation be recognized in our consolidated statements of operations based on the fair value of the SARs recognized over the period in which the performance and/or service conditions are fulfilled and ending on the date on which the relevant employees become fully entitled to the SARs (“the vesting date”) adjusted to the estimated number of shares we ultimately expect to vest.

See Note 12 for additional information related to stock-based compensation.

The fair value of the SARs is determined by using the Black-Scholes option pricing model. We remeasure the fair value at the end of each reporting period and at the date of settlement, with any changes in fair value recognized in profit or loss for the period. We recognize stock-based compensation expense on a straight-line basis over the service period of all SARs.

The application of the Black-Scholes option pricing model requires the use of a number of complex assumptions, including the expected volatility of GLOBALFOUNDRIES' ordinary shares, expected average remaining life of the SARs, the risk-free interest rate and expected dividends. Significant changes in these assumptions could materially affect the fair value of SARs and the related stock-based compensation expense.

Research and Development

Research and development costs are expensed when incurred. Research and development expenses consist primarily of salaries and benefits, including associated stock-based compensation, laboratory supplies, facility costs, as well as fees paid to other entities that conduct certain research and development activities on behalf of us.

GLOBALFOUNDRIES Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

We conducted microprocessor manufacturing process development activities primarily through a joint development agreement. Under this Joint Development Agreement (“JDA”), we jointly conduct development activities on new process technologies including 45 nanometer (“nm”), 32nm, 28nm, 20nm and certain other advanced technologies, to be implemented on silicon wafer manufacturing. This relationship also included laboratory-based research of emerging technologies such as new transistor, interconnect, lithography and die-to-package connection technologies. We pay fees to our technology partner under the JDA and agreed to pay our technology partner royalties upon the occurrence of specific events.

Nonrefundable fees paid in advance are deferred and recognized as expenses when the related research and development expenses are incurred on our behalf. Payments recognized as “Research and development” operating expenses in our consolidated statements of operations amounted to $217 million for the year ended December 25, 2010. During the fiscal year 2010, we terminated the joint development agreement that GFS had with the technology partner and incurred a one-time contract termination cost of $112 million, which was recognized as “Contract termination cost” in our consolidated statements of operations for the year ended December 25, 2010.

Deferred Loan Costs

Deferred loan costs associated with the issuance of long-term debt are capitalized and amortized over the terms of the respective arrangements using the effective interest rate method. Any remaining unamortized deferred loan costs will be written off in the period when the related debt is extinguished or when the creditor obtains the ability to demand immediate repayment of the related debt.

Operating Leases

Rental on operating leases, including the effects of scheduled rent increases, lease incentives and rent holidays, is charged to expense on a straight-line basis over the term of the lease.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities in the financial statements and their respective tax bases, and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized if it is more likely than not that the deferred tax assets will not be realized, based on the scheduled reversal of existing deferred tax liabilities, tax planning strategies, taxable income in carryback years, and our expectations of taxable income in future years. Current taxes are computed by applying the enacted tax rates on the underlying taxable income.

The accounting for uncertainty in income taxes recognized in financial statements is in accordance with the accounting guidance on income taxes. The guidance prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Only tax positions that meet the more-likely-than-not recognition threshold during the financial period may be recognized or continue to be recognized under the accounting guidance on income taxes.

We treat interest and penalties as a component of income taxes.

Reclassifications

GLOBALFOUNDRIES Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Certain amounts from the prior period as reported in the consolidated financial statements have been reclassified to conform to the current year presentation. The reclassifications did not have a material impact on net loss or stockholders’ equity.

Recently Adopted Accounting Standards

Noncontrolling Interest. In December 2007, the Financial Accounting Standards Board (“FASB”) issued new guidance on the accounting for and presentation of noncontrolling interests in consolidated financial statements. This guidance requires that noncontrolling interests in subsidiaries be reported as a component of stockholders’ equity in the controlling interest’s balance sheet. However, securities of an issuer that are redeemable at the option of the holder or outside the control of the issuer continue to be classified outside stockholders’ equity. This guidance also requires that earnings or losses attributed to the noncontrolling interests be reported as part of consolidated earnings and not as a separate component of income or expense, and requires disclosure of the attribution of consolidated earnings to the controlling and noncontrolling interests on the face of the consolidated statements of operations. We adopted this guidance in fiscal year 2010. The adoption of this guidance had a material impact on the presentation of noncontrolling interests in our consolidated financial statements.

3.	ACQUISITION OF GLOBALFOUNDRIES SINGAPORE PTE. LTD.

GLOBALFOUNDRIES and GFS came under the common control of ATIC subsequent to the completion of the acquisition of GFS on December 18, 2009, as discussed in Note 1. Under the provisions of the MOA which became effective on December 28, 2009, GLOBALFOUNDRIES is deemed to have control over the financial and operating policies of GFS so as to derive benefits from its activities. Pursuant to the guidance on accounting for interests in variable interest entities, GFS was considered to be a variable interest entity of GLOBALFOUNDRIES and GLOBALFOUNDRIES was deemed to be the primary beneficiary. Therefore, GLOBALFOUNDRIES was required to consolidate GFS for the year ended December 25, 2010. In accordance with applicable accounting guidance, if the primary beneficiary of a VIE and the VIE are under common control, the primary beneficiary shall initially measure the assets, liabilities, and noncontrolling interests of the VIE at amounts at which they are carried in the accounts of the reporting entity that controls the VIE. When ATIC acquired GFS on December 18, 2009, the assets, liabilities and noncontrolling interests of GFS were recorded at their estimated fair value. Consequently, the financial statements of GFS and its subsidiaries as of and for the fiscal year ended 2010 have been included in these consolidated financial statements at the values carried in the accounts of ATIC.

Allocation of Consideration Paid by ATIC

The allocation of the consideration paid by ATIC of the assets and liabilities assumed was based on their estimated fair values. The allocation of the consideration of $1,944 million, which consisted of cash and direct costs paid by ATIC for the assets and liabilities assumed, was based on their estimated fair values as of December 18, 2009, as follows:

GLOBALFOUNDRIES Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair Values
(in millions)
Assets assumed
Cash and cash equivalents	$781
Restricted cash	66
Trade accounts receivable	325
Inventories	181
Property, plant and equipment	2,987
Intangible assets	82
Investment in equity accounted investees	62
Other assets	86

Total assets assumed	4,570

Liabilities assumed
Accounts payable	(402)
External borrowings	(2,064)
Other liabilities	(160)

Total liabilities assumed	(2,626)

Net assets assumed	$1,944

	Fair Values	Estimated Useful Life
	(in millions)
Intangible assets assumed include:
Customer relationships	$41	9 years
Manufacturing and process technology	37	5 years
Order backlog	4	9 months

Total	$82

Of the total consideration paid by ATIC, $41 million has been allocated to customer relationships valued using a discounted cash flow (“DCF”) valuation model. Manufacturing and process technology valued at $37 million consists of know-how that reached technological feasibility. The manufacturing and process technology was valued utilizing a DCF valuation model, which uses forecasts of future revenues and expenses related to the products that use the technology. Order backlog valued at $4 million using a DCF valuation model represents the value of the outstanding customer orders for products acquired as of the close of ATIC’s acquisition of GFS.

The net assets attributable to equity interests of GFS held by ATIC have been presented as part of noncontrolling interests.

4.	BALANCE SHEET COMPONENTS

Cash and Cash Equivalents

Cash and cash equivalents comprise the following:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(In millions)

December 25, 2010
Cash and cash equivalents:
Cash on hand and balances with banks	$55	$—	$—	$55
Money market funds	383	—	—	383
Time deposits	876	—	—	876

Total cash and cash equivalents	$1,314	$—	$—	$1,314

December 26, 2009
Cash and cash equivalents:
Cash on hand and balances with banks	$25	$—	$—	$25
Money market funds	530	—	—	530
Time deposits	349	—	—	349

Total cash and cash equivalents	$904	$—	$—	$904

GLOBALFOUNDRIES Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Under the terms of the EXIM Guaranteed Loan agreement and JBIC/SMBC Term Loan as described in Note 8, we are required to maintain on deposit with the lender a compensating balance, restricted as to use, equal to the amount of principal, interest and commitment fees payable at the next repayment date. The restricted cash is presented in the consolidated balance sheet and invested in interest-bearing bank deposits as of December 25, 2010.

Inventories

Inventories comprise the following:

	December 25, 2010	December 26, 2009
	(In millions)
Raw materials	$30	$3
Work in process	315	55
Finished goods	5	25

Total	$350	$83

Property, Plant and Equipment, net

Property, plant and equipment, net comprise the following:

	December 25, 2010	December 26, 2009
	(In millions)
Land and land improvements	$26	$26
Buildings and leasehold improvements	2,164	1,475
Equipment	6,934	3,604
Construction in progress	1,955	391

Total cost	11,079	5,496
Accumulated depreciation and amortization	(3,746)	(2,451)

Property, plant and equipment, net	$7,333	$3,045

Capitalized interest relating to property, plant and equipment amounted to $41 million and $4 million in the year ended December 25, 2010 and the fiscal period ended December 26, 2009, respectively. The rate used to determine the amount of borrowing costs eligible for capitalization was 7.39% and 8.96%, which is based on the average cost of pooled borrowings related to the purchase of property, plant and equipment for the year ended December 25, 2010 and the fiscal period ended December 26, 2009, respectively.

Depreciation expense amounted to $1,345 million and $545 million for the year ended December 25, 2010 and the fiscal period ended December 26, 2009, respectively. We recorded grants earned, with amounts totaling $106 million and $87 million as a reduction of depreciation expense for the year ended December 25, 2010 and the fiscal period ended December 26, 2009, respectively.

The gross cost of assets held under capital leases amounted to $355 million and $226 million as of December 25, 2010 and December 26, 2009, respectively. The gross cost of assets held under capital leases is included in property, plant and equipment on the consolidated balance sheets. Amortization of assets recorded under capital leases was included in depreciation expense for all fiscal periods presented in the consolidated statements of operations. Accumulated depreciation of assets held under capital leases was $93 million and $62 million as of December 25, 2010 and December 26, 2009, respectively.

Accrued Liabilities

Accrued liabilities comprise the following:

GLOBALFOUNDRIES Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	December 25, 2010	December 26, 2009
	(In millions)

Liabilities for purchase of property, plant, and equipment	$176	$36
Employee compensation and benefits	103	35
Accrued taxes	31	44
Others	87	62

	$397	$177

Asset Retirement Obligations

Our asset retirement obligations are related to requirements in our lease agreements for the potential return of buildings to tenantable condition and the potential return of land on which the fabrication facilities have been built to its original condition. The following table summarizes the changes during the year.

(In millions)

As of December 26, 2009	$—

Assumed from control of variable interest entity	13
Accretion expense	2

As of December 25, 2010	$15

5.	FAIR VALUES OF FINANCIAL INSTRUMENTS

Current accounting standards clarify that the definition of fair value retains the exchange price notion and focuses on the price that would be received to sell the asset or paid to transfer the liability (an exit price), not the price that would be paid to acquire the asset or received to assume the liability (an entry price). The accounting standards also emphasize that fair value is a market-based measurement, not an entity-specific measurement, therefore a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability including assumptions about risk, the effect of sale or use restrictions on an asset and non-performance risk including an entity’s own credit risk relative to a liability. The accounting standards establish a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from sources independent of the reporting entity (observable inputs) and (2) the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The accounting standards emphasize that valuation techniques should maximize the use of observable inputs and minimize the use of unobservable inputs.

The additional disclosure requirements focus on the inputs used to measure fair value and for recurring fair value measurements using significant unobservable inputs and the effect of the measurement on earnings (or changes in net assets) for the reporting period.

The following table presents our financial assets and financial liabilities measured at fair value on a recurring basis and the amounts as they correspond to the respective levels within the fair value hierarchy discussed in Note 2.

GLOBALFOUNDRIES Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

		Fair Value Measurement at Reporting Date Using
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In millions)
December 25, 2010
Assets:
Cash equivalents
Time deposits (1)	$876	$—	$876	$—
Money market funds (1)	383	383	—	—

Total cash equivalents	$1,259	$383	$876	$—

Derivatives
Forward foreign exchange contracts	$9	$—	$9	$—

Total derivatives	$9	$—	$9	$—

Liabilities:
Derivatives
Forward foreign exchange contracts	$1	$—	$1	$—

Total derivatives	$1	$—	$1	$—

(1) Included in cash and cash equivalents on the Company’s consolidated balance sheets.

December 26, 2009
Time deposits (1)	$349	$—	$349	$—
Money market funds (1)	530	530	—	—

Total	$879	$530	$349	$—

(1) Included in cash and cash equivalents on the Company’s consolidated balance sheets.

During the fiscal year ended December 25, 2010, there were no transfers between Level 1 and Level 2 fair value measurements.

Time deposits and money market funds are primarily classified within Level 1 or Level 2. This is because time deposits and money market funds are valued primarily using quoted market prices of similar instruments or alternative pricing sources and models utilizing market observable inputs.

Forward foreign exchange contracts are classified within Level 2. The fair values of forward foreign exchange contracts are determined using quantitative models that require the use of multiple market inputs, including interest rates, prices and maturity dates to generate pricing curves, which are used to value the positions. The market inputs are generally actively quoted and can be validated through external sources, including brokers. For forward foreign exchange contract asset and liability positions with maturity dates which fall between the dates of quoted prices, interpolation of rate or maturity scenarios are used in determining fair values.

Certain assets and liabilities are measured at fair value on a nonrecurring basis. That is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).

There are no assets and liabilities measured at fair value on a non-recurring basis as of December 25, 2010 and December 26, 2009.

Fair values of other financial instruments are as follows:

GLOBALFOUNDRIES Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Carrying Amount	Estimated Fair Value
	(In millions)
As of December 25, 2010
Class A Subordinated Convertible loan notes	$267	$56
Class B Subordinated Convertible loan notes	1,162	535
Long-term debt	1,585	1,594

Total	$3,014	$2,185

As of December 26, 2009
Class A Subordinated Convertible loan notes	$262	$141
Class B Subordinated Convertible loan notes	1,100	1,501
Long-term debt	460	440

Total	$1,822	$2,082

Cash and cash equivalents, restricted cash, receivables from and payables to affiliates, accounts receivable, other current assets, accounts payable, accrued liabilities and other current liabilities. The carrying amounts approximate fair value in view of the short-term nature of these balances.

Subordinated Convertible Notes. The fair value of these instruments is determined under consideration of the value associated with seniority, liquidation preference and conversion of each instrument, and potential to convert as an equity instrument. For this purpose, each class of security is translated into a series of call options based on their economic characteristics using the Black-Scholes option pricing model.

Long-term debt. The fair values are estimated based on the type of loan and maturity. We use valuations from brokers when available, and when these are not available, we estimate the fair value using market interest rates for our debts with similar maturities.

Limitations. Fair value estimates are made at a specific point in time, and are based on relevant market information and information about the financial instruments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

6.	INTANGIBLE ASSETS, NET

Intangible assets, net comprise the following:

	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Weighted Average Amortization Period (Years)
	(In millions)
As of December 26, 2009:
Purchased technology	$124	$(36)	$88	6

Total	$124	$(36)	$88	6

As of December 25, 2010:
Purchased technology	$148	$(54)	$94	6
Assumed from control of variable interest entity	82	(21)	61	7

Total	$230	$(75)	$155	7

GLOBALFOUNDRIES Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Amortization expense amounted to $39 million and $9 million for the fiscal year ended December 25, 2010 and the fiscal period ended December 26, 2009, respectively. $21 million of the total amortization expense was due to the customer relationships, technology and order backlog intangible assets assumed from the control of GFS. The functional classification of the amortization expense from the assumed intangible assets for the fiscal year ended December 25, 2010 is as follows:

(In millions)

Net revenues	$2
Cost of sales	6
Research and development	8
Selling, general and administrative	5

Total	$21

As of December 25, 2010, we also had $10 million of technology licenses at cost not yet subject to amortization as these technology licenses have not been deemed ready for use. For intangible assets subject to amortization, estimated amortization for future periods is as follows:

(In millions)
Fiscal year
2011	$34
2012	27
2013	24
2014	22
2015	18
Thereafter	20

Total	$145

7.	NON-MARKETABLE EQUITY INVESTMENTS

Our non-marketable equity investments and the related net earnings in equity interests are included in our consolidated balance sheets and consolidated statements of operations, respectively.

Advanced Mask Technology Center GmbH & Co. KG and Maskhouse Building Administration GmbH & Co. KG

We have 50% ownership interests in Advanced Mask Technology Center GmbH & Co. KG (“AMTC”) and Maskhouse Building Administration GmbH & Co. KG (“BAC”). AMTC operates a photomask facility in Dresden, Germany and provides photomasks for use in manufacturing microprocessors and other integrated circuits. The remaining ownership interest is held by Toppan Photomasks Inc. BAC owns the premises in which AMTC operates, and leases these to AMTC. Under an agreement signed on January 15, 2010 between AMD, AMTC, BAC, GLOBALFOUNDRIES and Toppan Photomasks Inc. and certain of its subsidiaries (collectively “Toppan”), AMD transferred its equity interests in AMTC and BAC at fair value to GLOBALFOUNDRIES, effective March 31, 2010.

While AMTC and BAC are considered VIEs, GLOBALFOUNDRIES is not considered to be their primary beneficiary. Accordingly, these VIEs are presented in these consolidated financial statements under the equity method of accounting, whereby the investments are carried at cost plus our net earnings in equity interests. The transfer was contemplated as part of the formation transaction discussed in Note 1 and no additional consideration was payable by GLOBALFOUNDRIES in respect of the legal transfer. GLOBALFOUNDRIES recorded the fair value of the investment based on its share of the net assets of the investment at the date of the legal transfer.

GLOBALFOUNDRIES Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Under the terms of the joint venture agreement, we shall be allocated 70% of AMTC’s manufacturing capacity, with the remaining 30% to the joint venture partner, Toppan. Therefore, we bear 70% of AMTC’s cost, including BAC’s costs, and a 5% mark-up. As a result, AMTC recharged $32 million to the Company for the year ended December 25, 2010. In addition, we have entered into guarantees for 50% of AMTC’s liabilities to banks (50% of $40 million) and 50% of AMTC’s rental obligation to BAC (50% of $15 million) as of December 25, 2010. As the risks of default by AMTC on the rental payment to BAC and on the outstanding AMTC credit facility are remote, we did not record a liability for the guarantees at December 25, 2010.

Included in our consolidated balance sheet are amounts due from or to AMTC and BAC, as follows:

	December 25, 2010
	AMTC	BAC
	(In millions)

Amounts Due From	$—	$4
Amounts Due To	$6	$—

In December 2002, BAC obtained a term loan (“BAC term loan”) to finance the construction of its photomask facility. As the repayment of the BAC term loan relies on the rental payment by AMTC and given that there is a timing difference between the repayment date and the rental payment, BAC will require from time to time, an injection of subordinated loans by us and Toppan, which is expected to be repaid from 2012 to 2017.

We are obligated to fund 70% of the required BAC subordinated loans, up until the date that BAC has repaid its bank loan finance. Currently, the subordinated loans bear an interest rate of 5.081%. The subordinated loans are classified on our consolidated balance sheets as other non-current assets and are carried at amortized cost. As of December 25, 2010, the subordinated loan amount repayable by BAC was $4 million.

As of December 25, 2010, our non-marketable equity investments in AMTC and BAC are as follows:

	December 25, 2010
	AMTC	BAC
	(In millions)

Cost (net of return of capital)	$11	$16
Earnings in equity interests, net	1	—
Dividends received	—	—

Total	$12	$16

Shown below is summarized financial information for AMTC and BAC that our non-marketable equity investments were based on:

	AMTC	BAC
	(In millions)

Net revenues	$59	$15
Expenses	57	15

Profit for the period from continuing operations	$2	$—

	AMTC	BAC
	(In millions)

Current assets	$31	$7
Non-current assets	64	43
Current liabilities	(71)	(19)

Equity	$24	$31

GLOBALFOUNDRIES Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Silicon Manufacturing Partners

We have a 49% ownership interest in Silicon Manufacturing Partners Pte. Ltd. (“SMP”), a limited liability company incorporated in Singapore, which is accounted for using the equity method of accounting. However, SMP’s net operating results are not shared between us and SMP’s majority shareholder, LSI Technology (Singapore) Pte. Ltd. (“LSI”), in the same ratio as the ownership interest. Instead, each party is entitled to the gross profits from sales to the customers that it directs to SMP after deducting its share of the overhead costs of SMP. Therefore, our non-marketable equity investments and the net earnings in equity interests related to SMP are not based on our 49% ownership interest. Our actual share of net earnings in equity interests recorded as of December 25, 2010 was $27 million instead of the $8 million that would have resulted from the 49% ratio.

The joint venture parties have entered into an assured supply and demand agreement with SMP under which the intention was to ensure that all of the fixed costs of SMP are recovered by allocating all of its wafer capacity to the joint venture parties in accordance with the respective parties’ equity interest in SMP and each party will bear the fixed costs attributable to its allocated capacity. These billings, if any, do not change the net earnings in equity interests of SMP that we recognize in the consolidated statements of operations. No amounts were payable by us under this agreement for the fiscal year 2010.

In 2004, the joint venture parties entered into an agreement pursuant to which they agreed to annually reimburse any losses suffered by SMP that are attributable to the respective parties. SMP did not suffer any loss that was attributable to us in 2010 and accordingly no reimbursements were payable by us to SMP under this agreement for the fiscal year 2010.

SMP recharged certain operating expenses amounting to $9 million to us for the year ended December 25, 2010.

Certain management and corporate support functions, including accounting, financial, sales and marketing, are shared by us and SMP. We allocate a portion of the shared costs to SMP, which is recorded as a reduction of the related expenses. In addition, we recharge SMP for other operating expenses. Such allocations and recharges to SMP amounted to a total of $42 million for the year ended December 25, 2010.

SMP leases its fabrication facility from us under a long-term lease agreement that expires in 2018. The rental income from SMP for the year ended December 25, 2010 was $5 million.

Our consolidated balance sheet includes the following amounts due from or to SMP:

December 25, 2010
(In millions)

Amounts Due From SMP	$9
Amounts Due To SMP	$3

The balances with SMP are unsecured, interest-free and expected to be settled within 12 months.

As of December 25, 2010, our non-marketable equity investment in SMP is as follows:

December 25, 2010
(In millions)

Cost (net of return of capital)	$54
Earnings in equity interests, net	27
Dividends received	(33)

Total	$48

GLOBALFOUNDRIES Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Shown below is summarized financial information for SMP that our non-marketable equity investment was based on:

(In millions)

Net revenues	$143
Expenses	126

Profit for the period from continuing operations	$17

(In millions)

Current assets	$65
Non-current assets	51
Current liabilities	(24)

Equity	$92

Our share of capital commitments of SMP was $17 million at December 25, 2010.

Socle Technology Corporation

We have a 37% equity interest in Socle Technology Corporation (“Socle”), a Taiwan-based company, which is engaged in SOC design services and embedded platforms. Our investment in Socle is accounted for using the equity method of accounting. As of December 25, 2010, amounts due from and to Socle were insignificant and our non-marketable equity investment in Socle was $8 million.

GLOBALFOUNDRIES Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.	LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

Our long-term debt and capital lease obligations consist of the following:

	December 25, 2010	December 26, 2009
	(In millions)
Long-term debt:
Subordinated Class A Convertible Notes	$267	$262
Subordinated Class B Convertible Notes	1,162	1,100
Floating rate loans
$653 million EXIM Guaranteed Loan	211	—
$610 million EXIM Guaranteed Loan	452	—
Dresdner Term Loan	170	460
JBIC/SMBC Term Loan (Tranche B)	150	—
Société Générale Term Loan	71	—
5.645% JBIC/SMBC Term Loan (Tranche A)	148	—
6.25% senior notes due 2013	278	—
6.375% senior notes due 2015	97	—
Others	8	—

	3,014	1,822
Less: Current installments of long-term debt	445	290

Long-term debt, excluding current installments	$2,569	$1,532

Obligations under capital leases:
Minimum future lease payments	$517	$385
Amount representing interest at rates: 5.1% to 16.0%	(195)	(161)

Present value of minimum future lease payments	322	224
Less: Current installments	26	15

Obligations under capital leases, excluding current installments	$296	$209

Current installments of:
Long-term debt	445	290
Obligations under capital leases	26	15

	$471	$305

Non-current portion, excluding current installments:
Long-term debt	2,569	1,532
Obligations under capital leases	296	209

	$2,865	$1,741

	Weighted Average Rates as of
	December 25, 2010	December 26, 2009

Debt obligations at floating rates	1.08%	2.24%
Debt obligations at fixed rates	8.73%	9.65%
Obligations under capital leases	11.58%	13.00%

Unutilized banking facilities consisting of loans and bank credit lines were $190 million as of December 25, 2010. Of these, $176 million are available on a committed basis. These committed unutilized banking facilities relate primarily to facilities for the purchase of equipment from certain vendors. In the fiscal year ended December 25, 2010, commitment fees ranging from 0.15% to 0.5% per annum were paid for these unutilized facilities. We did not have any unutilized banking facilities as of December 26, 2009.

Subordinated Convertible Notes

GLOBALFOUNDRIES Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On March 2, 2009, in consideration for ATIC’s cash contribution of $1,009 million, $202 million Subordinated Convertible Notes convertible into Class A Preferred Shares (“Subordinated Class A Convertible Notes’) and $807 million Subordinated Convertible Notes convertible into Class B Preferred Shares (“Subordinated Class B Convertible Notes”) were issued. On July 13, 2009, in consideration for further cash contribution from ATIC of $260 million, $52 million Subordinated Class A Convertible Notes convertible into 53,830 Class A Preferred Shares and $208 million Subordinated Class B Convertible Notes convertible into 215,320 Class B Preferred Shares were further issued. The principal terms of the Subordinated Class A Convertible Notes and the Subordinated Class B Convertible Notes are set forth below.

Subordinated Class A Convertible Notes

The Subordinated Class A Convertible Notes accrue interest at a rate of 4% per annum, compounded semiannually, and mature 10 years from the date of issuance. Interest on the Subordinated Class A Convertible Notes is payable semiannually in additional Subordinated Class A Convertible Notes. The Subordinated Class A Convertible Notes are unsecured and rank subordinated in right of payment to any current or future senior debt. Prepayment or redemption of the Subordinated Class A Convertible Notes is not permitted without the note holder’s consent. The Subordinated Class A Convertible Notes are convertible in whole or in part, in multiples of $1,000, into GLOBALFOUNDRIES Class A Preferred Shares at the option of the holder at any time prior to the close of business on the business day immediately preceding the maturity date based on the conversion ratio in effect on the date of conversion. The Subordinated Class A Convertible Notes issued in March 2009, July 2009 and during 2010 are convertible into Class A Preferred Shares at conversion price of $1,000, $966 and $825 per share, respectively. The Subordinated Class A Convertible Notes will automatically convert into Class A Preferred Shares upon the earlier of (i) an initial public offering (“IPO”), (ii) certain change of control transactions or (iii) the close of business on the business day immediately preceding the maturity date.

Subordinated Class B Convertible Notes

The Subordinated Class B Convertible Notes accrue interest at a rate of 11% per annum, compounded semiannually, and mature 10 years from the date of issuance. Interest on the additional Subordinated Class B Convertible Notes is payable semiannually in additional Subordinated Class B Convertible Notes. The Subordinated Class B Convertible Notes are unsecured and rank subordinated in right of payment to any current or future senior debt. Prepayment or redemption of the Subordinated Class B Convertible Notes is not permitted without the note holder’s consent. The Subordinated Class B Convertible Notes are convertible, in whole or in part, in multiples of $1,000, into Class B Preferred Shares at the option of the holder at any time prior to the close of business on the business day immediately preceding the maturity date at the conversion ratio in effect on the date of conversion. The Subordinated Class B Convertible Notes issued in March 2009, July 2009 and during 2010 are convertible into Class B Preferred Shares at conversion price of $1,000, $966 and $825 per share, respectively. The Subordinated Class B Convertible Notes will automatically convert into Class B Preferred Shares upon the earlier of (i) an initial public offering, (ii) certain change of control transactions or (iii) the close of business on the business day immediately preceding the maturity date.

EXIM Guaranteed Loan

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The $653 million Export-Import Bank of the United States (“EXIM”) Guaranteed Loan is with JP Morgan Chase Bank (“JP Morgan”) and guaranteed by EXIM. The loan may only be used for the purpose of financing the purchase of equipment from U.S. vendors for our Fab 7 facility. The loan is divided into two tranches, of which $324 million and $295 million, respectively, have been drawn down. Principal repayment of the first tranche is payable semi-annually over five years from January 16, 2007. Principal repayment of the second tranche is payable semi-annually over five years from July 15, 2008. The loan bears interest at LIBOR plus 0.125% (0.86% at December 25, 2010). Interest is payable semi-annually. During the fiscal year ended December 25, 2010, we made principal repayments of $124 million on the $653 million EXIM Guaranteed Loan. As of December 25, 2010, there was no remaining amount available for drawdown under this facility.

The $610 million EXIM Guaranteed Loan is also with JP Morgan and guaranteed by EXIM. The loan may only be used for the purpose of financing the purchase of equipment from U.S. vendors for our Fab 7 facility. This loan is divided into two tranches, of which $301 million and $183 million, respectively, have been drawn down. Principal repayment of the first tranche is payable semi-annually over five years beginning July 15, 2010. Principal repayment of the second tranche is payable semi-annually over five years beginning no later than July 15, 2012. The loan bears interest at LIBOR plus 0.0695% (0.73% at December 25, 2010), payable semi-annually. During the fiscal year ended December 25, 2010, we made principal repayments of $30 million on the $610 million EXIM Guaranteed Loan. As of December 25, 2010, the remaining amount available for drawdown under this facility was $126 million.

Dresdner Term Loan

The Dresdner Term Loan refers to a floating interest loan provided to GLOBALFOUNDRIES Module One LLC & Co. KG by a consortium of banks led by Commerzbank AG (formerly Dresdner Bank AG). The loan was provided to finance the purchase of certain equipment and tools. The loan bears interest at LIBOR plus 1.75% (2.04% at December 25, 2010), payable quarterly. The loan is repayable in equal quarterly installments ending in March 2011.

We pledged our assets as security under the Dresdner Term Loan Agreements. The pledged security as of December 25, 2010 and December 26, 2009, respectively, is cash and cash equivalents of $159 million and $339 million, inventories of $125 million and $81 million and property, plant and equipment with a carrying value of $1,769 million and $1,865 million.

In addition, GLOBALFOUNDRIES and AMD are joint guarantors of the obligations to the lenders under the Dresdner Term Loan Agreements under a related Guarantee Agreement. However, if AMD is called upon to make any payments under the Guarantee Agreement, GLOBALFOUNDRIES is obliged to indemnify AMD for the full amount of such payments.

The credit agreements under this Dresdner Term Loan contain customary events of default, including payment failures, failure to satisfy other obligations under the credit agreements or related documents, defaults in respect of other indebtedness, limitations on liens, bankruptcy, insolvency and inability to pay debts when due and change in control provisions. The cross-default provision applies if a default occurs on other indebtedness in excess of 5 million Euros ($7 million as of December 25, 2010) and the applicable grace period in respect of the indebtedness has expired, such that the lender of, or trustee for, the defaulted indebtedness has the right to accelerate. If an event of default occurs, the lenders may (subject to the consent of the government guarantor) terminate their commitments and declare all borrowings under the credit facility as due. In addition, the Dresdner term loan agreement has financial covenants, including loan to fixed asset value ratio and, in certain circumstances, a minimum cash covenant. We are currently in compliance with all covenants of the Dresdner term loan.

JBIC/SMBC Term Loan

The $300 million Japan Bank of International Cooperation (“JBIC”)/Sumitomo Mitsui Banking Corporation (“SMBC”) Term Loan is with the JBIC and SMBC. The loan may only be used for the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

purpose of financing the purchase of equipment from Japanese vendors for our Fab 7 facility. 50% of the loan principal bears interest at a rate of 5.645% per annum, while the other 50% bears interest at LIBOR plus 0.8% (1.52% at December 25, 2010) per annum. Interest is payable semi-annually from the drawdown of the loan and the loan principal is payable over a period of five years on a semi-annual basis from January 15, 2011. As of December 31, 2010, we have fully drawn down on the loan of $300 million. During the fiscal year ended December 25, 2010, we made no principal repayments.

Société Générale Term Loan

The $190 million Société Générale Term Loan is with Société Générale and underwritten by Atradius Dutch State Business NV (“Atradius”). The loan may only be used for the purpose of financing the purchase of equipment from a specific European vendor for our Fab 7 facility. This loan is divided into two tranches, of which $119 million has been drawn down from the first tranche. We did not draw down from the second tranche which expired on December 15, 2009. The facility bears interest at LIBOR plus 0.20% (0.70% at December 25, 2010) per annum and interest is payable semi-annually. During the fiscal year ended December 25, 2010, we made principal repayments of $24 million on the Société Générale Term Loan.

Senior Notes and Amortizing Bonds

The senior notes due 2010 (“2010 Notes”) and the senior notes due 2015 (“2015 Notes”) with a face value of $375 million and $250 million, respectively, were issued by GFS on August 3, 2005 at a price of 98.896% and 98.573%, respectively, of the principal amount. Interest on the 2010 Notes was payable semiannually at the rate of 5.75% per annum and interest on the 2015 Notes is payable at the rate of 6.375% per annum, in each case, from February 3, 2006. The 2010 Notes matured on August 3, 2010 and constituted senior and unsecured obligations of GFS. The 2015 Notes mature on August 3, 2015 and constitute senior and unsecured obligations of GFS.

The senior notes due 2013 (“2013 Notes”) with a face value of $300 million were issued on April 4, 2006 by GFS at a price of 99.053% of the principal amount. Interest is payable semiannually at the rate of 6.25% per annum from October 4, 2006. The 2013 Notes mature on April 4, 2013, and constitute senior and unsecured obligations of GFS.

Units comprising of convertible redeemable preference shares (“CRPS”) and the 6% amortizing bonds due 2010 (“Amortizing Bonds”) were issued on August 17, 2005 by GFS at an aggregate issue price of $300,000. The initial principal amount assigned to the Amortizing Bonds was $46,703. Interest on the Amortizing Bonds was payable at the rate of 6.0% per annum on the outstanding principal amount. The Amortizing Bonds paid semi-annual cash payments of $5,475 per payment, as a combination of principal and interest, from February 17, 2006, and amortized to zero at maturity on August 17, 2010. The Amortizing Bonds constituted senior and unsecured obligations of GFS.

The Senior Notes and Amortizing Bonds rank pari passu.

The 2010 Notes, the 2013 Notes and the 2015 Notes (collectively, “Senior Notes”) and the Amortizing Bonds included a company call option and an investor put option. Upon the exercise of the call option, investors would receive an amount equal to the outstanding principal amount, plus any accrued and unpaid interest through the call/redemption date. The investor put option is exercisable upon the occurrence of specified change of control events at a price of 101% of the outstanding principal amount, plus any accrued and unpaid interest to the put/repayment date.

Upon the acquisition of GFS by ATIC on December 18, 2009, the terms above required us to repurchase the Senior Notes and the Amortizing Bonds on February 8, 2010, in cash at a price equal to 101% of the principal amount of the Senior Notes and Amortizing Bonds, plus any accrued and unpaid interest. Following our repurchase of the Senior Notes and Amortizing Bonds, we then launched a tender offer and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

consent solicitation, in which we offered to repurchase any Senior Notes that had not been surrendered for repurchase.

In addition, we solicited consents from the holders of the 2013 Notes and the 2015 Notes to amend the indentures governing the 2013 Notes and the 2015 Notes to eliminate all restrictive covenants contained in the 2013 Notes and the 2015 Notes, other than the right of the holders to receive payments of principal and interest thereon. Holders of the requisite percentage of 2013 Notes and the 2015 Notes also consented to the amendment of the indentures governing the 2013 Notes and the 2015 Notes. We deposited funds with a trustee for the repayment of the entire amount of the 2010 Notes and Amortizing Bonds, and as a result of such deposit, defeased all of our obligations under the indentures for the 2010 Notes and Amortizing Bonds, including our obligation to pay principal and interest.

Capital Lease Obligations

The obligations under capital leases include contracts for supply of gases and energy used by our fabrication facilities. We have assessed that such supply contracts meet the criteria for lease accounting and are accounted for as capital leases. These obligations are payable in monthly installments through 2029.

Under these lease agreements, contingent rentals are payable. These additional rentals are amendments to the base rental in line with specific indices reflecting the changing level of costs typical in the lessor’s industry. The contingent rentals payable in 2010 and 2009 were $4.4 million and $3.7 million, respectively. On the basis of the relevant indices at December 25, 2010, the anticipated future contingent rentals amount to $47.3 million.

As of December 25, 2010, except for our Subordinated Class A and Class B Convertible Notes, our long-term debt and capital lease payment obligations for each of the next five years and beyond are as follows:

	Long-Term Debt (Principal only)	Capital Leases
	(In millions)
Fiscal year
2011	$446	$62
2012	231	62
2013	472	62
2014	157	62
2015	224	59
Thereafter	55	210

Total	1,585	517
Less: Amount representing interest	—	195

Total at present value	$1,585	$322

9.	DERIVATIVE INSTRUMENTS AND HEDGING TRANSACTIONS

We have the following derivative instruments outstanding at December 25, 2010:

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Derivative Instruments	Notional Amount	Average Rate/Price	Maturity
	(In millions)
Outstanding as of December 25, 2010
Forward Contracts
EURO Forward Contracts (Receive Euros/Pay US$)	$252	$1.27	2012
SGD Forward Contracts (Receive S$/Pay US$)	30	1.31	2011
Yen Forward Contracts (Receive Yen/Pay US$)	6	83.36	2011

Embedded derivatives
Denominated in Yen	4

Cash Flow Hedging Activities

We have forward foreign exchange contracts outstanding at December 25, 2010 designated as hedges of expected future purchases from suppliers in Europe, Japan and Singapore for which we have firm commitments or highly probable cash flows. We did not enter into any cash flow hedging activities during the fiscal period ended December 26, 2009.

The following table presents the fair values and locations of derivative instruments recorded in the consolidated balance sheets:

	Fair Value of Derivative Instruments
	Balance Sheet Location	Fair Value
As of December 25, 2010
Derivatives designated as hedging instruments
Forward foreign exchange contracts	Other current assets	$8
Forward foreign exchange contracts	Other current liabilities	(1)

		7

Derivatives not designated as hedging instruments
Forward foreign exchange contracts	Other current assets	1

		1

Total derivatives		$8

The following table presents the effect of derivative instruments on our consolidated statements of comprehensive income and results of operations for the year ended December 25, 2010:

	Amount of Gains (Losses) Recognized in Accumulated OCI on Derivative (Effective Portion)	Location of Gains (Losses) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gains (Losses) Reclassified from Accumulated OCI into Income (Effective Portion)
		(In millions)
Derivatives Designated as Hedging Instruments -
Cash Flow Hedging Relationships
Forward foreign exchange contracts	$8	Selling, general and administrative	$2

Total	$8		$2

As of December 25, 2010, the estimated net amount of existing gains from cash flow hedges expected to be reclassified into earnings within the next 12 months is approximately $1 million.

Derivatives Not Designated As Hedges

We also hedge balance sheet exposures by entering into foreign currency forward contracts to minimize the short-term impact of foreign currency fluctuations on monetary assets and liabilities denominated in currencies other than the U.S. dollar functional currency. The foreign currency forward contracts are short term in nature, typically with a maturity of one month or less, and are based on the net forecasted balance sheet exposure. These hedges of foreign-currency-denominated assets and liabilities are not designated as

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

hedging instruments. For derivative instruments not designated as hedging instruments, changes in their fair values of $1 million for the year ended December 25, 2010 were recognized in “Selling, general and administrative” operating expenses in the consolidated statements of operations. No derivative activities were undertaken in the fiscal period ended December 26, 2009. Changes in the values of these hedging instruments are offset by changes in the values of foreign-currency-denominated assets and liabilities. Variations from the forecasted foreign currency assets or liabilities, coupled with a significant currency movement, may result in a material gain or loss if the hedges are not effectively offsetting the change in value of the foreign currency asset or liability.

Embedded Foreign Currency Derivatives

The embedded foreign currency derivatives are in purchase contracts for which payments are denominated in currencies other than the functional currency or the local currency of the parties to the contracts or, in some cases, their parent company where the parent company provides the majority of resources required under the contract on behalf of the subsidiary who is a party to the contract. The gains and losses on the embedded foreign currency derivatives are not significant to our consolidated statements of operations.

10.	COMMITMENTS AND CONTINGENCIES

Commitments

Commitments as of December 25, 2010 comprised the following:

December 25, 2010
(In millions)

Contracts for capital expenditure	$132
Technology agreements	33
Others	79

$244

Minimum future rental payments on non-cancellable operating leases, as at December 25, 2010, are as follows:

(In millions)
Fiscal year
2011	$13
2012	9
2013	8
2014	8
2015	9
Thereafter	82

Total	$129

Rental expense on operating leases for the fiscal year ended December 25, 2010 was $13 million. Rental expense on operating leases for the fiscal period ended December 26, 2009 was $5 million.

We have a patent license agreement with LSI under which the parties grant to one another a license to use certain of each other’s patents. Under the terms of the patent license agreement, we may provide wafer capacity in lieu of payment for royalties. Such royalties under the patent license agreement are waived until such time the interest of LSI in SMP falls below 49%. In exchange we have waived capacity shortfall obligations from LSI. Should the interest of LSI in SMP fall below 49%, we may be required to make royalty payments to LSI under this patent license agreement. We have not made any royalty payments to LSI. The patent license agreement continues for as long as the joint venture agreement between the parties remains.

Contingencies

As described in Note 2, we have received government support in the form of investment grants and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

allowances. Investment grants are subject to forfeiture in declining amounts over the life of the agreement if we do not maintain certain agreed conditions specified in the relevant subsidy documents. Investment allowances have to be fully repaid if investment or other conditions of the Investment Allowance Act are not met over a specified period of time. Accordingly, should we fail to continue to meet the terms and conditions of the investment grants and allowances over the life of the various agreements made, we may in the future be required to make repayments of investment grants and allowances.

We are from time to time a party to claims that arise in the normal course of business. These claims include allegations of infringement of intellectual property rights of others as well as other claims of liability. In addition, we, on a case-by-case basis, include intellectual property indemnification provisions in the terms of sale and technology licenses with third parties. We are also subject to various taxes in the different jurisdictions in which we operate. These include property, goods and services, and other non-income taxes. We accrue costs associated with these matters when they become probable and reasonably estimable. We do not believe it is probable that losses associated with these matters beyond those already recognized will be incurred in amounts that would be material to our consolidated balance sheets or consolidated statements of operations.

We have provided guarantees in respect of AMTC’s rental obligations and revolving credit facilities as described in Note 7. Additionally, we are obligated to fund 70% of the required BAC subordinated loans, up until the date that BAC has repaid its bank loan finance.

11.	STOCKHOLDERS’ EQUITY

Share Capital

As of December 25, 2010, the share capital of GLOBALFOUNDRIES Inc. comprises Class B Ordinary Shares, Class A Preferred Shares and Class B Preferred Shares, each with a par value of $0.01 per share.

The Class A Ordinary Shares carried one vote each, and were the only voting securities of GLOBALFOUNDRIES until they were fully redeemed and cancelled on November 11, 2009. Each holder of Class B Ordinary Shares is entitled to one vote per Class B Ordinary Share.

Class A Preferred Shares

The Class A Preferred Shares rank senior in right of payment to the Ordinary Shares and junior in right of payment to the Class B Preferred Shares for purposes of dividends, distributions and upon a Liquidation Event (as defined below). The Class A Preferred Shares are not entitled to any dividend or pre-determined accretion in value. In the event of the liquidation, dissolution or winding up of GLOBALFOUNDRIES (“Liquidation Event”), each Class A Preferred Share will be entitled to receive, after the distribution to the holders of the Class B Preferred Shares but prior to any distribution to the holders of Ordinary Shares, out of the remaining assets of GLOBALFOUNDRIES, if any, an amount equal to the initial purchase price per share of the Class A Preferred Shares. Each Class A Preferred Share is convertible, at the option of the holder thereof, into Class B Ordinary Shares at the then applicable Class A Conversion Rate upon a Liquidation Event. Each Class A Preferred Share will automatically convert into Class B Ordinary Shares at the then applicable Class A Conversion Rate upon the earlier of (i) an initial public offering of GLOBALFOUNDRIES or (ii) a change of control transaction of GLOBALFOUNDRIES. The “Class A Conversion Rate” is 100 Class B Ordinary Shares for each Class A Preferred Share converted, subject to customary anti-dilution adjustments. Each Class A Preferred Share votes on an as-converted basis with the Ordinary Shares, voting together as a single class, with respect to any question upon which holders of Ordinary Shares have the right to vote.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Class B Preferred Shares

Each Class B Preferred Share is deemed to accrete in value at a rate of 12 % per year, compounded semiannually, of the initial purchase price per such share. The accreted value accrues daily from the formation transaction and is taken into account upon certain distributions to the holders of Class B Preferred Shares or upon conversion of the Class B Preferred Shares.

Each Class B Preferred Share automatically converts into Class B Ordinary Shares at the then applicable Class B Conversion Rate upon the earlier of (i) an initial public offering or (ii) a change of control transaction of GLOBALFOUNDRIES. The “Class B Conversion Rate” is to be 100 Class B Ordinary Shares for each Class B Preferred Share converted, subject to customary anti-dilution adjustments. Notwithstanding the foregoing, if the resulting fair market value of the Class B Ordinary Shares to be received on conversion would be less than the accreted value of such Class B Preferred Share, then the holder of such Class B Preferred Share shall receive additional Class B Ordinary Shares upon such conversion in order to cause the fair market value of the total amount of Class B Ordinary Shares to be received upon conversion to equal the accreted value of such Class B Preferred Shares.

Each Class B Preferred Share votes on an as-converted basis with the Ordinary Shares, voting together as a single class, with respect to any question upon which holders of Ordinary Shares have the right to vote.

The Class B Preferred Shares rank senior in right of payment to all other classes or series of equity securities of GLOBALFOUNDRIES for purposes of dividends, distributions and upon a Liquidation Event. In the event of a Liquidation Event, each Class B Preferred Share will be entitled to receive, prior to any distribution to the holders of any other classes or series of equity securities, an amount equal to its accreted value. Upon completion of the above distribution to the holders of Class B Preferred Shares, each Class B Preferred Share will be entitled to receive its liquidation preference amount out of any remaining assets of GLOBALFOUNDRIES. Upon completion of the above distributions to the holders of Preferred Shares, all of the remaining assets of GLOBALFOUNDRIES, if any, will be distributed pro rata among the holders of Ordinary Shares. Each Class B Preferred Share is convertible, at the option of the holder thereof, into Class B Ordinary Shares at the then applicable Class B Conversion Rate upon a Liquidation Event.

Class A Preferred Shares and Class B Preferred Shares issued are as follows:

	Fiscal Year Ended December 25, 2010		Fiscal Year Ended December 26, 2009
	Shares	Contributions	Shares	Contributions
	(In millions, except shares amount)

Class A Preferred Shares	444,313	$420	1,309,140	$218
Class B Preferred Shares	617,695	510	872,760	173

Total	1,062,008	$930	2,181,900	$391

Accumulated Other Comprehensive Loss

See the consolidated statements of comprehensive loss for the change in accumulated other comprehensive loss.

12.	EMPLOYEE BENEFIT PLANS

2009 Long-Term Incentive Plan

On May 19, 2009, the Company’s Board of Directors approved the GLOBALFOUNDRIES 2009 Long-Term Incentive Plan (“2009 LTIP”), which provides for the grant of long-term incentive awards. This plan consists of cash-based awards and stock appreciation rights (“SARs”) of up to 16.9 million Ordinary

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Shares of GLOBALFOUNDRIES. Employees with cash-based awards receive cash payments at future dates based on company and individual performance over a certain period of time. Employees with SARs receive cash payments at future dates based on the change in the value of the Company’s equity.

Stock Appreciation Rights

Under the 2009 LTIP, after an initial vesting period, the employees with SARs are eligible for cash payments. This cash payment is equal to the excess, if any, of the fair value of one GLOBALFOUNDRIES Class B ordinary share over the fair market value of the same shares at the date the SARs were granted. The exercise price is determined by the Board of Directors and is based on a valuation performed by an independent expert by reference to the fair market value of the ordinary shares. The participants may exercise vested SARs once each calendar year, during the 45 day period following the completion of the annual determination of the fair value of the ordinary shares. The SARs are effective for a term of 10 years from the grant date.

Both the liability and the stock-based compensation expense related to SARs issued totaled less than $1 million. The liability was included in other non-current liabilities as of December 25, 2010 and December 26, 2009. We did not capitalize the stock-based compensation expense as part of the cost of an asset because the cost was insignificant. The fair value of one SAR was determined to be $0.35 and $1.66 as of December 25, 2010 and December 26, 2009, respectively. No SARs have vested as of December 25, 2010. The principal assumptions made in calculating the fair value of the SARs were as follows:

	December 25, 2010	December 26, 2009

Expected term (in years)	4.80	6.20
Risk-free interest rate	1.93%	3.05%
Expected volatility	45%	45%
Expected dividend yield	—	—
Fair value of one GLOBALFOUNDRIES, Inc. Class B Ordinary Share at valuation date	$1.92	$3.83

The shares and the SARs were valued using the Black-Scholes option pricing model. The equity volatility was determined based on the historical volatilities of comparable publicly traded companies over a period equal to the expected average SAR life. The risk free rate of interest was interpolated from the U.S. Constant Maturity Treasury rate curve to reflect the remaining expected life of the SARs.

Forfeiture rates are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates in order to derive our best estimate of awards ultimately expected to vest.

The change in the number of SARs outstanding during the period was as follows:

	December 25, 2010	December 26, 2009

At the beginning of the period	5,557,431	—
Issued	—	5,557,431
Forfeited	(970,707)	—
Exercised	—	—

At the end of the period	4,586,724	5,557,431

Retirement Savings Plan

We have a retirement savings plan, commonly known as a 401(k) plan that allowed participating employees in the United States to contribute their pre-tax salary up to Internal Revenue Service limits. We

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

match employee contributions one to one for the first 3% of participants’ contributions and 50 cents on each dollar of additional 3% of participants’ contributions, to a maximum of 4.5% of eligible compensation. Our contributions to the 401(k) plan were $3 million and $2 million for the fiscal periods ended 2010 and 2009, respectively.

13.	RELATED PARTY DISCLOSURES

Transactions with Shareholders

In addition to the transfer of assets from AMD described in Note 1 and the investment in GLOBALFOUNDRIES’ convertible notes by ATIC described in Note 8, the following transactions took place between GLOBALFOUNDRIES and ATIC and AMD respectively for the year ended December 25, 2010 and the fiscal period ended December 26, 2009.

Transactions With ATIC and AMD

The Funding Agreement

The Funding Agreement provides for the additional funding of GLOBALFOUNDRIES. Pursuant to the Funding Agreement, ATIC has committed to additional equity funding of a minimum of $3.6 billion (“the minimum funding level”) and up to $6.0 billion (“the original funding level”) over the five years after March 2, 2009.

GLOBALFOUNDRIES must maintain a cash reserve amount equal to at least $500 million at all times during the term of the Funding Agreement, provided, however, that this requirement shall no longer apply upon the earlier of (i) GLOBALFOUNDRIES entering into a Transition Period (as defined below) or (ii) the end of Phase II (as defined below). In the event that GLOBALFOUNDRIES’ Board does not approve the annual business plan and the respective CEOs of ATIC and AMD are unable to approve the annual business plan under a resolution process on or prior to December 23rd of the year the annual business plan is submitted (the “Business Plan Deadlock”), ATIC may elect to have GLOBALFOUNDRIES enter into a Transition Period, which period will commence on the date of ATIC’s election and terminate on the later of (i) 12 months after such date and (ii) the last day of the 2013 fiscal year.

At each funding date prior to December 6, 2010, the equity securities issued by GLOBALFOUNDRIES consisted of 20 % in the form of Class A Preferred Shares and 80 % in the form of Class B Preferred Shares. See Note 11 for further information. Beginning December 6, 2010, the securities issued or to be issued by GLOBALFOUNDRIES will consist of Class A Preferred Shares. The aggregate amount of equity funding to be provided by GLOBALFOUNDRIES shareholders in any fiscal year depends on the time period of such funding (Phase I, II or III) and the amounts set forth in the five-year capital plan of GLOBALFOUNDRIES. The Phases are defined as follows:

•	Phase I: the period commencing on the date of the Funding Agreement and ending on the last day of the fiscal year ending in 2010;

•	Phase II: the period commencing the first day of the fiscal year ending in 2011 and ending the last day of the fiscal year ending in 2013;

•	Phase III: the period commencing the first day of the fiscal year ending in 2014 and ending on the date the Funding Agreement is terminated pursuant to the terms thereof.

Unless the shareholders agree otherwise, in any fiscal year, the aggregate amount of funding to be provided in any fiscal year will be as follows:

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

•	During Phase I: the amount was equal to the original funding level for such fiscal year under the five year capital plan;

•

During Phase II: the amount will be equal to the original funding level for such fiscal year under the five year capital plan, provided that the amount may be reduced to (i) the minimum funding level in the event GLOBALFOUNDRIES fails to satisfy or have waived each of the Phase II Funding Conditions (as defined below), (ii) an amount between the minimum funding level and the original funding level in the event of a Business Plan Deadlock, until the approval of the annual business plan in which case, the amount will revert to the original funding level, or (iii) the minimum funding level in the event ATIC elects to have GLOBALFOUNDRIES enter into a Transition Period;

•

During Phase III, the amount will be equal to the equity funding level set forth in the approved annual business plan for such fiscal year, provided that if there is a Business Plan Deadlock, the amount may be reduced to (i) an amount sufficient to meet AMD’s microprocessor unit (“MPU”) products volume requirements for such period or at (ii) an amount equal to (i), plus at ATIC’s election, the level of funding as set forth in the most recently approved annual business plan or the level of funding sufficient to continue to build out the next fabs after Fab 4x, as determined by ATIC in its sole discretion.

GLOBALFOUNDRIES is required to obtain specified third-party debt in any given fiscal year, as set forth in the five-year capital plan. To the extent that GLOBALFOUNDRIES obtains more than the specified amount of third-party debt, ATIC may reduce its funding commitment accordingly. To the extent that GLOBALFOUNDRIES is not able to obtain the full amount of third-party debt, ATIC is not obligated to make up the difference.

AMD will have the right, but not the obligation, to provide additional capital funding to GLOBALFOUNDRIES in response to future capital calls on a pro rata basis with ATIC. To the extent that AMD chooses not to participate in an equity funding, subject to the satisfaction of certain conditions to funding, ATIC is obligated to purchase all of the securities of GLOBALFOUNDRIES in such equity funding that AMD was entitled to purchase.

In consideration of equity funding received from ATIC, GLOBALFOUNDRIES has issued $420 million and $510 million of Class A Preferred Shares and Class B Preferred Shares, respectively, during the fiscal year ended December 25, 2010. No Class A Convertible Notes and Class B Convertible Notes were issued during the year ended December 25, 2010. During the period from March 2, 2009 to December 26, 2009, GLOBALFOUNDRIES issued under the Funding Agreement Class A Convertible Notes for an aggregate amount of $52 million and Class B Convertible Notes for an aggregate amount of $208 million.

ATIC’s obligation to provide funding is subject to certain conditions, including, among other things, the accuracy, in all material respects, of GLOBALFOUNDRIES representations and warranties in the Funding Agreement, the absence of a material adverse effect of GLOBALFOUNDRIES, the absence of a material adverse effect on AMD that could reasonably be expected to materially and adversely affect AMD’s performance of its obligations under the Wafer Supply Agreement, and the absence of a material breach or default by GLOBALFOUNDRIES or AMD under the provisions of any document related to the transactions.

With respect to Phase II, ATIC’s obligation to provide funding is subject to certain additional conditions, including, among other things: (i) the continuing effectiveness of AMD’s IBM Participation Agreement; and (ii) the availability of New York and Dresden grants in amounts not materially different from the amounts contemplated in the five-year capital plan; (iii) AMD will have secured for GLOBALFOUNDRIES “AMD-specific Have Made” rights (defined as the right of AMD to have unlimited volumes of products, including microprocessors, made for AMD and its subsidiaries by GLOBALFOUNDRIES); (iv) GLOBALFOUNDRIES will have achieved targets for cumulative revenue and cumulative gross margin; and (v) GLOBALFOUNDRIES will have achieved certain strategic

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

milestones relating to the groundbreaking and build out of the Abu Dhabi fab, progress on certain technologies and third party customer interest and revenue (“Phase II Funding Conditions”).

With respect to Phase III, ATIC’s obligation to provide funding is subject to the additional condition that the Annual Business Plan for the applicable fiscal year shall have been approved.

In the event GLOBALFOUNDRIES’ Board does not approve the Annual Business Plan within a certain time frame, the Funding Agreement sets forth procedures by which a resolution to any deadlock may be obtained, and the conditions under which ATIC may continue its funding commitments despite the deadlock.

The Funding Agreement will terminate upon the earlier of (i) a written agreement by the parties and (ii) the termination of the Transition Period.

Transactions with ATIC

In order to fund (i) the repurchase by GFS of its outstanding public debt following GFS’ acquisition by ATIC, (ii) GFS’ tender offers and consent solicitations relating to its Senior Notes, and (iii) defeasance of the 2010 Notes and Amortizing Bonds (see Note 8), GFS issued its shares to ATIC for proceeds of $752 million during the fiscal year 2010.

Wafer Supply Agreement, GLOBALFOUNDRIES Capacity Commitment, and Sort Services Agreement

GLOBALFOUNDRIES and AMD entered into a Wafer Supply Agreement, dated March 2, 2009 under which AMD will purchase products manufactured by GLOBALFOUNDRIES. Under this agreement AMD will purchase all of its and its subsidiaries’ MPU products from GLOBALFOUNDRIES sales subsidiaries, subject to limited exceptions. Notwithstanding the foregoing, if AMD acquires a third-party business that manufactures MPU products, AMD will have up to two years to transition the manufacture of such MPU products to GLOBALFOUNDRIES. Additionally, AMD and its subsidiaries may use another foundry company as a second source for certain of its quarterly MPU product wafer requirements, and may source additional amounts from such foundry company to the extent GLOBALFOUNDRIES is unable to deliver products to AMD sufficient to meet AMD’s material customer commitments. AMD’s ability to source MPU requirements with such foundry company terminates: (i) upon the occurrence of a specified event; or (ii) subject to a wind-down period, if such foundry company undergoes a change of control resulting in another entity controlling a majority of such company’s assets or equity interests related to the manufacture of products on behalf of AMD.

Once GLOBALFOUNDRIES establishes a 32 nm qualified process, AMD will purchase from GLOBALFOUNDRIES sales entities, where competitive, specified percentages of its and its subsidiaries’ graphics processor unit (“GPU”) requirements, which percentage will increase linearly over a five-year period. AMD agrees not to sell, transfer or dispose of all or substantially all of its or its subsidiaries’ assets related to GPU products and related technology to any third party without GLOBALFOUNDRIES’ consent, unless the transferee agrees to be bound by the terms of the Wafer Supply Agreement, including its minimum purchase obligations, where competitive, with respect to GPU products.

After reviewing forecasts provided by AMD, as agreed by the parties, GLOBALFOUNDRIES will allocate such additional capacity sufficient to produce the MPU product volumes set forth in rolling, binding forecasts. The parties will establish capacity requirements in advance for GPU products. GLOBALFOUNDRIES will use commercially reasonable efforts to fill any capacity allocated to but unutilized by AMD with production for third parties so as to offset and reduce AMD’s fixed cost reimbursement obligations to GLOBALFOUNDRIES; provided that such efforts will not be required if there exists any unutilized capacity that has not been allocated to AMD.

At AMD’s request, GLOBALFOUNDRIES will provide sort services to AMD on a product by product basis. Sort equipment for MPU products will be assigned to GLOBALFOUNDRIES on the effective date;

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in the event any sort equipment is no longer usable to provide sort services to AMD or GLOBALFOUNDRIES’ other customers, GLOBALFOUNDRIES will dispose of such equipment and the parties will determine the amount reimbursable to GLOBALFOUNDRIES or AMD. Additional AMD equipment may be consigned, and AMD will bear all the maintenance and operational costs for such equipment.

The price for MPU products payable to GLOBALFOUNDRIES by AMD under this agreement is the total of GLOBALFOUNDRIES’ AMD related MPU-specific total cost of goods sold plus an agreed percentage mark-up. The price for GPU products will be determined on a product-by-product basis by the parties. AMD will also be responsible for certain other cost reimbursements to GLOBALFOUNDRIES.

AMD granted GLOBALFOUNDRIES and applicable GLOBALFOUNDRIES subsidiaries and any permitted assignees a non-exclusive, non-transferable, royalty-free right and license to: (i) make products and import and sell such products to AMD; and (ii) reproduce any documentation provided by AMD to enable GLOBALFOUNDRIES to manufacture such products for AMD.

The Wafer Supply Agreement will terminate on the later of March 2, 2019 or until the Abu Dhabi cluster is operational with steady state yield and volumes of 75,000 qualified wafer starts per month, but in no event later than March 2, 2024. The Wafer Supply Agreement may be terminated earlier upon mutual written consent of the parties or upon the occurrence of certain events (e.g., occurrence of force majeure event for more than 12 consecutive months). The Wafer Supply Agreement may also be terminated if and when a Business Plan Deadlock exists and ATIC elects to enter into a Transition Period pursuant to the Funding Agreement.

GLOBALFOUNDRIES will use commercially reasonable efforts to assist AMD to transition the supply of products to another provider, and continue to fulfill purchase orders for up to two years following the termination or expiration of the Wafer Supply Agreement. During such transition period, pricing for MPU products will remain as set forth in the Wafer Supply Agreement, but AMD’s purchase commitments to GLOBALFOUNDRIES will no longer apply.

In the reporting period, GLOBALFOUNDRIES recorded net revenues from AMD under the Wafer Supply Agreement and sort services of $1.3 billion for the year ended December 25, 2010 and $917 million for the fiscal period ended December 26, 2009.

Patent Cross License Agreement

Pursuant to a Patent Cross License Agreement (the “Patent Cross License Agreement”), AMD and GLOBALFOUNDRIES each granted to the other a non-exclusive license under patents which were filed by a party (or are otherwise acquired by a party) within a certain number of years following the effective date of the Patent Cross License Agreement. AMD and GLOBALFOUNDRIES have also entered into arrangements under which all issued patents and pending patent applications of AMD and its subsidiaries (other than patents and applications owned by ATI Technologies LLC and its wholly owned subsidiaries) will be divided between AMD and GLOBALFOUNDRIES. GLOBALFOUNDRIES has taken ownership of its allocation of patents and applications subject to pre-existing rights, licenses or immunities granted to third parties relating to such patents and applications. The patents and patent applications owned by each party after the division will be licensed to the other party pursuant to the Patent Cross License Agreement.

Other Transactions with AMD and its Subsidiaries

For the fiscal year ended December 25, 2010, we recorded expenses with AMD and its subsidiaries for expenses due to masking services of $5 million, patent and license charges of $1 million, and other services and supplies of $2 million. For the fiscal period ended December 26, 2009, we recorded expenses with AMD and its subsidiaries for expenses due to masking services of $8 million, patent and license charges of $7 million, and other services and supplies of $13 million. We also recorded expenses of $7 million incurred in connection with the formation of GLOBALFOUNDRIES.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Pursuant to a series of agreements, during fiscal year 2010, AMD transferred its shareholdings in AMTC and BAC to us. See Note 7 for further discussion of our transactions with AMTC and BAC.

The amounts due from or to AMD and its subsidiaries are presented as accounts receivable from affiliates and accounts payable to affiliates in the consolidated balance sheets.

Governmental Entity in UAE

The Company has a 49% equity interest in GLOBALFOUNDRIES Technologies LLC, a joint venture with a quasi governmental entity in the United Arab Emirates (“UAE”) that is an indirect wholly owned subsidiary of ATIC. The jointly-owned enterprise was established under the laws of the UAE. We consolidate the joint venture enterprise and accounts for the 51% ownership as a noncontrolling interest. The impact of the joint venture’s operating results on the consolidated statement of operations was insignificant and total assets of the joint venture enterprise represented less than 1% of the total consolidated assets as of December 25, 2010.

14.	INTEREST EXPENSE

Interest expense of $196 million and $140 million for the fiscal year ended 2010 and the fiscal period ended 2009, respectively, consisted primarily of interest expense for the following long-term debt:

	Fiscal Year Ended December 25, 2010	Period From March 2, 2009 to December 26, 2009
	(In millions)

Subordinated Class A Convertible Notes	$11	$7
Subordinated Class B Convertible Notes	125	85
Others	60	48

	$196	$140

Convertible Redeemable Preference Shares

Also included as part of the interest expense above was an accretion charge related to the CRPS for the year ended December 25, 2010 of $1 million. CRPS were fully redeemed for cash upon maturity on August 17, 2010. The initial carrying amounts of the CRPS were stated at their fair values as of the date of issuance, net of the associated issuance costs. The carrying amounts of the CRPS were accreted to their redemption values over the remaining period until the maturity date on August 17, 2010 using the effective interest rate method.

15.	INCOME TAXES

The (benefit) provision for income taxes consists of the following:

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Fiscal Year Ended December 25, 2010	Period From March 2, 2009 to December 26, 2009
	(In millions)

Current income tax expense (benefit):
U.S.	$(3)	$—
Europe	3	1
Asia	15	—

Total current income tax expense (benefit)	15	1

Deferred income tax expense (benefit):
U.S.	(2)	1
Europe	(28)	27
Asia	(16)	—

Total deferred income tax expense (benefit)	(46)	28

Total (benefit) provision for income taxes	$(31)	$29

Deferred income taxes reflect the net tax effects of tax carryforwards and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the balances for income tax purposes. Significant components of our deferred tax assets and deferred tax liabilities are as follows:

	December 25, 2010	December 26, 2009
	(In millions)

Deferred tax assets:
Investment allowances and tax loss carryforwards	$442	$20
Property, plant and equipment	6	—
Other accrued liabilities	32	2

	480	22
Valuation allowance	(373)	—

Total deferred tax assets	$107	$22

Deferred tax liabilities:
Property, plant, and equipment	$(226)	$(198)
Currency effects	(10)	(25)
Other	(2)	—

Total deferred tax liabilities	(238)	(223)

Net deferred tax liabilities	$(131)	$(201)

Reported As:
Net current deferred tax assets	5	—
Net long-term deferred tax assets (included in “Other assets”)	102	5
Net current deferred tax liabilities	(4)	—
Net long-term deferred tax liabilities (included in “Other long-term liabilities”)	(234)	(206)

Net deferred tax liabilities	$(131)	$(201)

We have concluded that it is more likely than not that sufficient future taxable income will not be available during the periods in which certain deferred tax assets will reverse. As a result of the assessment, a valuation allowance of $373 million for the deferred tax assets was recorded as of December 25, 2010. The valuation allowance was $354 million, $10 million, and $9 million for Singapore, Germany, and the U.S., respectively. The change in the valuation allowance for the year relates to the carry forward of $354 million as a result of the consolidation of GFS and valuation allowance on tax losses in Germany and the U.S. We expect to continue to maintain the valuation allowance on these future tax benefits until there is sufficient evidence to support the reversal of the valuation allowance based upon current and preceding years’ results of operations and anticipated future taxable income levels.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 25, 2010, Singapore has loss carry forwards and unabsorbed wear and tear allowances available for carry forward of approximately $85 million and $1,559 million, respectively. Under Singapore tax law, loss carry forwards and wear and tear allowances are deductible to the extent of income before loss carry forwards and wear and tear allowances. Unabsorbed tax losses and wear and tear allowances can be carried forward indefinitely to set off against income in future tax years, subject to compliance with certain conditions. As of December 25, 2010, Singapore has unabsorbed investment allowances of $790 million which can be carried forward indefinitely, subject to compliance with certain conditions. A valuation allowance for Singapore deferred tax assets of $354 million has been recorded at December 25, 2010.

As of December 25, 2010, Germany had corporate and trade tax net operating loss carry forwards of $149 million and $141 million respectively. Except for a fully deductible base amount, utilization of German net operating loss carry forwards is limited to 60% of taxable income in any one year. German net operating losses do not expire with the passage of time, but may forfeit as a result of legal entity restructurings. A valuation allowance for German deferred tax assets of $10 million has been recorded at December 25, 2010.

As of December 25, 2010, the U.S. had a deferred tax asset in excess of deferred tax liabilities of $9 million. A valuation allowance for this net deferred tax asset of $9 million has been recorded.

The table below displays the reconciliation between the expected tax expense (benefit) computed by applying the applicable statutory tax rates in the countries in which our principal operations are located in and income tax expense (benefit) as follows:

	December 25, 2010	December 26, 2009
	(In millions)

Loss before income taxes	$(557)	$(533)

Income tax expense (benefit) computed at the applicable statutory tax rates	—	—
Income tax rate different from parent rate	30	22
Effect of tax incentive (reduced tax rate)	(7)	—
Enhanced deductions and non-deductible expenses	(53)	(22)
Currency effects (result of change in tax balance sheet for changed exchange rates)	(26)	29
Impact of valuation allowance	14	—
Change in uncertain tax positions	16	—
Other effects	(5)	—

(Benefit) Provision for income taxes	$(31)	$29

A significant element of the loss before tax was incurred in the Cayman Island legal entity. No tax arises on our Cayman Island activities.

During the period in which pioneer status is effective in Singapore (up to 2013), income arising from the pioneer trade is exempt from Singapore income tax. During the period in which post-pioneer status or development and expansion status is effective (up to 2018), income arising from the incentive activities is taxed at a concessionary rate of 10%. Based on these tax incentives, income tax is assessed at the individual fab level located in Singapore. Income arising from activities not covered under any of the abovementioned incentives is taxed at the prevailing Singapore corporate tax rate, which is 17% for the year ended December 25, 2010.

As of December 25, 2010, there was no recognized deferred tax liability for taxes that would be payable on the unremitted earnings of certain of our subsidiaries as it is our intention to indefinitely reinvest undistributed earnings of these subsidiaries.

Uncertain Tax Positions

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The total unrecognized tax benefit as of December 25, 2010 is $20 million. As of December 25, 2010, we classified the balance as “Other non-current liabilities” under the accounting guidance for income taxes. We do not anticipate any significant changes to the total amounts of unrecognized tax benefits within the next 12 months of the reporting date.

As of December 25, 2010, we have not recognized any interest or penalties in the consolidated statement of operations or in the consolidated balance sheet.

A summary of the tax years that remain subject to examination in our major tax jurisdictions are:

Major tax jurisdiction	Fiscal years that remain subject to examination as of December 25, 2010
U.S.	2008 and forward
Germany	2001 and forward
Netherlands	2009 and forward
Abu Dhabi	2010 and forward
Singapore	2005 and forward

16.	SUBSEQUENT EVENTS

We have evaluated all events on transactions occurring after December 25, 2010 through February 17, 2011, the date of issuance of these consolidated financial statements.

On December 27, 2010, ATIC transferred its ownership interests in GFS to GLOBALFOUNDRIES in exchange for 2.8 million Class A preferred shares in GLOBALFOUNDRIES. Consequently, GFS became a wholly-owned subsidiary of GLOBALFOUNDRIES. This transaction will be accounted for as a combination of entities under common control. Under this method of accounting, the assets and liabilities of GFS will be carried forward to GLOBALFOUNDRIES at their historical costs in the books of ATIC.